EXHIBIT 99.1

CONTACT:    Liz Merritt, Rural/Metro Corporation

(480) 606-3337

FD Morgen-Walke, Investor Relations

Jim Byers (Investors)

(415) 439-4504

Christopher Katis (Media)

(415) 439-4518

For immediate release

RURAL/METRO ANNOUNCES CONTINUED NASDAQ LISTING

Panel Grants Modification to Exception; Trading Symbol Returns to RURL

SCOTTSDALE, Arizona (Nov. 26, 2003)—Rural/Metro Corporation (NASDAQ: RUREC/RURL), a leading national provider of medical transportation and fire protection services, announced today that its listing exception on the NASDAQ SmallCap Market has been modified and its trading symbol will be returned to RURL with the opening of the market on Friday, November 28, 2003.

The company was notified Tuesday that the NASDAQ Listing Qualifications Panel will continue the company’s listing under the following terms:

•	The company must timely file all periodic reports with the Securities and Exchange Commission and NASDAQ for all reporting periods ending on or before June 30, 2004.

•	The company must demonstrate at least $500,000 in net income from continuing operations on a cumulative basis for each quarter and during fiscal 2004, or satisfy $2.5 million in shareholders’ equity or $35 million in market value of its listed securities.

Jack Brucker, President and Chief Executive Officer, said, “We are pleased by the Panel’s decision and recognition of our ongoing efforts to meet all criteria for continued listing. We are confident we can achieve even further progress as we pursue our operational and financial objectives for the coming year.”

The Panel noted that the company appears to satisfy all requirements for continued listing and determined to remove the fifth character “C” from the trading symbol throughout the exception period. Accordingly, effective with the open of trading on Friday, November 28, 2003, the symbol of the company’s securities will return to RURL.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 24 states and more than 400 communities throughout the United States.

Except for historical information herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the Company’s ability to successfully maintain its listing on the NASDAQ SmallCap Market, the company’s ability to collect its accounts receivable; competitors’ actions; litigation matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, improve earnings and operating margins, and effectively manage collateral requirements and costs related to its insurance coverage. Additional factors that could affect the company are described in its Form 10-K as amended for the year ended June 30, 2003 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

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